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                  HAMILTON BANCORP, INC. AND SUBSIDIARY
                    CALCULATION OF EARNINGS PER SHARE
              (Dollars in thousands, except per share data)


EXHIBIT 11



                                                             Three Months Ended                Nine Months Ended
                                                                September 30,                     September 30,
                                                       ----------------------------        ------------------------
                                                           1998             1997             1998            1997
                                                       ----------         ---------        ---------      ---------
         Basic

         Weighted average number of
           common shares outstanding                   10,046,377         9,827,949        9,960,679      8,462,114

         Net income                                        $5,685            $4,630          $16,144        $11,193

         Basic earnings                                     $0.57             $0.47            $1.62          $1.32

         Diluted:

         Weighted average number of
           common shares outstanding                   10,046,377         9,827,949        9,960,679      8,462,114

         Common equivalent shares
           outstanding - options                          431,260           371,156          375,520        371,156

         Total common and common
           equivalent shares outstanding               10,477,637        10,199,105       10,336,199      8,833,270

         Net income                                        $5,685            $4,630          $16,144        $11,193

         Diluted earnings per share                         $0.54             $0.45            $1.56          $1.27





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